Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACTS:

ArthroCare Corp.

Corinne Ervin

512-391-3907

ARTHROCARE REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Austin, Texas — May 2, 2011 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the first quarter ended March 31, 2011 as follows:

FIRST QUARTER 2011 HIGHLIGHTS

•                  Total revenue of $87.9 million from continuing operations

•                  Income from operations of $16.6 million, or operating margin of 18.9 percent

•                  Net income available to common stockholders of $11.9 million, or $0.36 per diluted share

REVENUE

Total revenue from continuing operations for the first quarter of 2011 was $87.9 million, compared to $89.1 million for the first quarter of 2010.

Sports Medicine product sales were $56.7 million in the first quarter of 2011 compared to $60.4 million in the same period in 2010.  In the first quarter of 2010, Sports Medicine product sales for the Americas included the recognition of $6.6 million of product sales from prior periods that were deferred pending resolution of certain contract issues with customers.  Excluding the impact from the deferred revenue recognized in the first quarter of 2010, Sports Medicine product sales increased $2.9 million, or 5.3 percent, in the first quarter of 2011.  The $2.9 million period over period increase was comprised of a $3.3 million increase in the Company’s International markets as well as a $0.5 million increase in contract manufactured product sales pursuant to the Company’s existing supply and distribution agreement with Smith & Nephew.  These increases were partially offset by a $0.9 million decrease in the Company’s proprietary product sales in the Americas, primarily a result of lower sales to stocking distributors and lower average sales prices that offset a modest increase in sales volumes.

ENT product sales increased $2.6 million, or 11.8 percent, in the first quarter of 2011 compared to the same period of 2010, a result of an increase in the Company’s user and customer base as well as higher average selling prices. International product sales increased $0.9 million, due higher sales in the Asia Pacific region.

Other product sales, which consist principally of Coblation spine product sales, declined $0.5 million in the first quarter of 2011 compared to the same period of 2010.

Had the same foreign currency rates been in effect in the quarter ended March 31, 2011 as were in effect in the same quarter in 2010, the U.S. dollar reported value of product sales would have been lower by $0.7 million for the quarter ended March 31, 2011.

GROSS PRODUCT MARGIN

Gross product margin was 70.4 percent for the first quarter of 2011 compared to 68.8 percent for the first quarter of 2010.  Inventory obsolescence charges in the first quarter of 2010 were $1.4 million higher than in the first quarter of 2011.

INCOME FROM OPERATIONS

Income from operations for the first quarter of 2011 was $16.6 million compared to $15.5 million for the same period in 2010. Research and development (R&D) costs decreased $1.8 million during the quarter ended March 31, 2011 compared to the same period in 2010, as materials and services consumed by the Company’s R&D efforts were lower in the first quarter of 2011 due to the timing of certain projects.  Additionally, a higher proportion of the Company’s engineering costs in the first quarter of 2011 were associated with the manufacturing process, which increased the allocation of engineering costs to inventory and cost of goods sold.

Sales and marketing expenses increased approximately $1.2 million in the first quarter of 2011 compared to the same period in 2010.  The increase is primarily due to increased commission expense.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

In the first quarter of 2011, net income applicable to common stockholders was $11.9 million or $0.36 per diluted share, compared to $8.0 million, or $0.24 per diluted share, for the first quarter of 2010.  In the first quarter of 2011, income from continuing operations before taxes increased by $4.7 million of which $1.1 million was due to an increase in income from operations and $3.6 million was due to changes in foreign exchange gain (loss). During the quarter ended March 31, 2011, the U.S. dollar weakened against the British Pound, Euro, and Australian dollar, which decreased the local currency amount of U.S. dollar payables of certain international subsidiaries resulting in foreign exchange gains, whereby the Company incurred foreign exchange losses in the same period in 2010.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents increased $15.0 million to $147.5 million as of March 31, 2011 from $132.5 million at December 31, 2010.  Cash flows provided by operating activities for the quarter ended March 31, 2011 was $15.2 million compared to $11.2 million for the quarter ended March 31, 2010.  Net inventory balances decreased approximately $0.7 million and accounts receivable decreased $0.8 million from December 31, 2010.

CONFERENCE CALL

ArthroCare will hold a conference call to present these results Tuesday, May 3, 2011, at 8:30 a.m. ET/5:30 a.m. PT to review the results. To participate in the live conference call dial 800-773-0497.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21521927.  The replay will remain available through May 17, 2011.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of legal compliance matters or internal controls review, improvement and remediation; the ability of the Company to control expenses relating to legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	March 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$147,529	$132,536
Accounts receivable, net of allowances of $2,291 and $2,445 at March 31, 2011 and December 31, 2010, respectively	48,101	48,870
Inventories, net	33,409	34,087
Deferred tax assets	22,390	24,661
Prepaid expenses and other current assets	6,986	4,424
Assets held for sale	2,833	3,081
Total current assets	261,248	247,659

Property and equipment, net	40,638	41,582
Intangible assets, net	9,447	10,733
Goodwill	119,495	119,020
Deferred tax assets	16,019	16,019
Other assets	1,960	4,182
Total assets	$448,807	$439,195

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,828	$13,819
Accrued liabilities	32,606	40,197
Deferred tax liabilities	149	149
Income tax payable	1,421	1,555
Total current liabilities	48,004	55,720

Deferred tax liabilities	225	213
Other non-current liabilities	13,846	13,766
Total liabilities	62,075	69,699

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at March 31, 2011 and December 31, 2010; Redemption value $87,089	74,608	73,768

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 31,225 and 31,102 shares Outstanding: 27,389 and 27,112 shares at March 31, 2011 and December 31, 2010, respectively	27	27
Treasury stock: 3,990 shares at March 31, 2011 and 3,990 shares December 31, 2010	(107,731)	(107,899)
Additional paid-in capital	389,795	386,395
Accumulated other comprehensive income	5,145	4,246
Retained earnings (accumulated deficit)	24,888	12,959
Total stockholders’ equity	312,124	295,728
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$448,807	$439,195

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010	Variance

Revenues:
Product sales	$83,507	$85,165	$(1,658)
Royalties, fees and other	4,425	3,949	476
Total revenues	87,932	89,114	(1,182)

Cost of product sales	24,744	26,579	(1,835)

Gross profit	63,188	62,535	653
Operating expenses:
Research and development	6,810	8,615	(1,805)
Sales and marketing	28,098	26,855	1,243
General and administrative	9,188	9,255	(67)
Amortization of intangible assets	1,311	1,315	(4)
Investigation and restatement related costs	1,204	1,043	161
Total operating expenses	46,611	47,083	(472)

Income from operations	16,577	15,452	1,125
Foreign exchange gain (loss)	664	(2,960)	3,624
Other expense, net	(174)	(101)	(73)
Other income (expense), net	490	(3,061)	3,551

Income from continuing operations before income taxes	17,067	12,391	4,676

Income tax provision	4,608	3,314	1,294

Net income from continuing operations	12,459	9,077	3,382

Income from discontinued operations, net of taxes	311	(250)	561

Net income	12,770	8,827	3,943

Accrued dividend and accretion charges on Series A 3% Convertible Preferred Stock	(840)	(802)	(38)

Net income available to common stockholders	$11,930	$8,025	$3,905

Weighted average shares outstanding:
Basic	27,168	26,922
Diluted	27,586	27,221

Earnings per share from continuing operations
Basic	$0.35	$0.25
Diluted	$0.35	$0.25

Earnings per share applicable to common stockholders:
Basic	$0.36	$0.25
Diluted	$0.36	$0.24

ARTHROCARE CORPORATION

Supplemental schedule of Product Sales

(in thousands)

	Three Months Ended				Three Months Ended
	Americas	March 31, 2011	Total Product Sales	% Net Product Sales	Americas	March 31, 2010	Total Product Sales	% Net Product Sales

Sports Medicine	$37,381	$19,328	$56,709	67.9%	$44,391	$16,058	$60,449	71.0%
ENT	20,037	4,267	24,304	29.1%	18,415	3,330	21,745	25.5%
Other	685	1,809	2,494	3.0%	969	2,002	2,971	3.5%
Total Product Sales	$58,103	$25,404	$83,507	100.0%	$63,775	$21,390	$85,165	100.0%